Exhibit 99.1

Blackstone to Acquire GSO; Announces $500 Million Unit Repurchase Program

New York, January 10, 2008 – The Blackstone Group L.P. (NYSE: BX; www.blackstone.com) announced that Blackstone and GSO Capital Partners LP have agreed in principle on terms under which Blackstone will acquire GSO. GSO is an alternative asset manager specializing in the leveraged finance marketplace, with approximately $10 billion under management. It manages a multi-strategy credit hedge fund, a mezzanine fund, a senior debt fund and various CLO vehicles.

The acquisition of GSO will augment Blackstone’s global alternative investment platform in the credit area, adding several new lines of business and creating significant synergies and opportunities for the firm. The deal will also give GSO the opportunity to enhance its investment platform by harnessing the competitive strengths and deal flow provided by Blackstone’s franchise.

Stephen A. Schwarzman, Chairman and Chief Executive Officer of Blackstone, said: “The combination of GSO’s businesses with our existing corporate debt operations will produce one of the largest credit platforms in the alternative asset management business, with over $21 billion of total assets under management. Given the current dislocation in the credit markets, this is an ideal time to create a more powerful, diversified platform from which to grow Blackstone’s business.”

Founded by Bennett Goodman, Doug Ostrover and Tripp Smith, GSO has approximately 120 professionals worldwide and offices in New York, London, Los Angeles and Houston. The three GSO founders will manage the combined businesses and Bennett Goodman will join Blackstone’s Executive Committee. Bennett Goodman said: “We believe that Blackstone’s significant international presence, intellectual capital and transaction flow will meaningfully enhance our ability to generate attractive returns for our investors. As part of Blackstone, we look forward to leveraging its strengths, building broader global scale for our businesses and most importantly, delivering outstanding investment performance.”

Hamilton E. James, President and Chief Operating Officer of Blackstone, said: “I have a long history with many of the GSO principals. They are first-class professionals whom we hold in the highest regard. They bring superb market knowledge, depth of talent and experience to an outstanding team in place here at Blackstone. By accessing our considerable private equity and other resources, we expect this group to generate substantial incremental value for the limited partners of both firms’ credit funds as well as for Blackstone’s common unitholders.”

The acquisition is subject to execution of a definitive purchase agreement and satisfaction of closing conditions and is expected to close later in the first quarter. The purchase price to be paid by Blackstone will consist of cash and Blackstone Holdings units currently valued at $620 million in the aggregate to be transferred at closing, plus purchase price of up to $310 million to be paid over the next five years contingent upon the realization of specified earnings targets over that period. In addition, compensatory payments may be paid based on vesting and performance. Blackstone expects this transaction to be non-dilutive.

Unit Repurchase Program

Blackstone also announced that the Board of Directors of its general partner, Blackstone Group Management L.L.C., has authorized the repurchase of up to $500 million of Blackstone common units and Blackstone Holdings units. Under this unit repurchase program, units may be repurchased from time to time in open market transactions, in privately negotiated transactions or otherwise. The timing and the actual number of Blackstone common units and Blackstone Holdings units repurchased will depend on a variety of factors, including legal requirements, price and economic and market conditions. This unit repurchase program may be suspended or discontinued at any time and does not have a specified expiration date.

Blackstone said that its current intention is to seek to repurchase at least enough units to offset the issuance of units as part of the consideration in the GSO acquisition. “We believe that our common units are undervalued,” said Mr. James, “and we therefore intend to offset the issuance of Holdings units to the owners of GSO by repurchasing the same amount of units from existing holders.”

Conference Call

Blackstone will host a conference call on January 10, 2007 at 1:30 p.m. EST to discuss the acquisition of GSO. The conference call can be accessed by dialing (888) 713-4199 (U.S. domestic) and (617) 213-4861 (international) pass code 72256763. The conference call will be broadcast live over the internet and can be accessed by all interested parties through the Investor Relations section of Blackstone’s website http://ir.blackstone.com. For those unable to listen to the live broadcast, a replay will be available on Blackstone’s website or by dialing (888) 286-8010 (U.S. domestic) and (617) 801-6888 (international) pass code 18902470 beginning approximately two hours after the event.

Contact:

John Ford

The Blackstone Group

+1 212 583 5559

ford@blackstone.com

The Blackstone Group

The Blackstone Group is a leading global alternative asset manager and provider of financial advisory services. Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, mezzanine funds, senior debt funds, proprietary hedge funds and closed-end mutual funds. The Blackstone Group also provides various financial advisory services, including mergers and acquisitions advisory, restructuring and reorganization advisory and fund placement service. Further information is available at www.blackstone.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in our prospectus dated June 21, 2007, filed with the SEC in accordance with Rule 424(b) of the Securities Act on June 25, 2007, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Blackstone undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.